                                  EXHIBIT 99.1

                               REOFFER PROSPECTUS

                               DATED JUNE 14, 2000


                                   PROSPECTUS

                          CREATIVE HOST SERVICES, INC.


                         280,000 Shares of Common Stock


     This Prospectus covers 280,000 shares of the Common Stock, no par value (the "Common Stock") of Creative Host Services, Inc., a California corporation ("CHST"), issuable upon the exercise of stock options granted and to be granted under CHST's 1997 Stock Option Plan (the "Plan"). The shares covered by this Prospectus include 209,000 shares of Common Stock issuable upon the exercise of 209,000 outstanding stock options already granted under the Plan, and up to 71,000 additional shares of Common Stock which may be issued upon the exercise of stock options which have not yet been granted under the Plan. Stock options granted or to be granted under the Plan are held or are expected to be held by the directors, executive officers, employees and key consultants of CHST (collectively, the "Selling Securityholders"). We will not receive any of the proceeds from the sale of securities by the Selling Securityholders.


     A copy of the complete Plan is attached to this Prospectus as Exhibit A. The Plan describes its general purpose, its duration, the scope of persons eligible to participate, the securities offered, the procedure for the exercise of stock options, and other terms and conditions of the Plan. Please review the Plan carefully before exercising stock options or purchasing shares from Selling Securityholders.


     Our Common Stock is traded on the NASDAQ Small Cap Market under the symbol "CHST." On June 9, 2000, the last bid price and ask price for the Common Stock as reported on the NASDAQ Small Cap Market was $25.00 and $25.25, respectively.


     For a discussion of certain factors that should be considered in connection with an investment in the Company's Common Stock, see "Risk Factors" beginning on page 3.

                            -------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

     The Selling Securityholders may from time to time sell all or a portion of the securities offered by this Prospectus in transactions in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling such securities directly to purchasers or through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agents.

                             ADDITIONAL INFORMATION

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits (the "Registration Statement") which has been filed by CHST with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you may read the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in this Prospectus are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, you may read the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information, as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by us may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of such material from the Commission by mail at prescribed rates. You should direct your requests to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web site that contains reports, proxies, and information statements regarding registrants that file electronically with the Commission. The address of the web site is http://www.secgov. Our Common Stock is traded on the Nasdaq Small Cap Market. Reports and other information concerning us can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We hereby incorporate by reference into this Prospectus the following documents previously filed with the Commission:


          1. The Company's Annual Report on Form 10-KSB-A for the year ended December 31, 1999.



          2. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000.


          3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2, dated July 22, 1997.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering are deemed incorporated by reference in this Prospectus and are a part of this Prospectus from the date of the filing of such documents. See "Additional Information". Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     We will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any of the foregoing documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference. Written or telephone requests should be directed to our President at our principal executive offices:
Creative Host Services, Inc., 6335 Ferris Square, Suites G-H, San Diego, California, telephone number (858) 587-7300.

                                  RISK FACTORS

     Purchasing shares of Common Stock in Creative Host Services, Inc. is risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.


     FORWARD-LOOKING STATEMENTS. The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for CHST to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus including the documents incorporated by reference may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of CHST, please be advised that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, general decreases in air travel, intense competition, including entry of new competitors, increased or adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower revenues and net income than forecast, loss of airport concession bids or existing locations, price increases for supplies, inability to raise prices, failure to obtain new concessions, the risk of litigation and administrative proceedings involving the Company and its employees, higher than anticipated labor costs, the possible fluctuation and volatility of the Company's operating results and financial condition, failure to make planned business acquisitions, failure of new businesses, if acquired, to be economically successful, decline in the Company's stock price, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports filed by us.



     NEED FOR ADDITIONAL CAPITAL. We may not have sufficient cash flow from our current operations to enable us to acquire and build additional locations at our historic growth rate. We may be required to raise additional capital in the future to build out capital improvements for any newly awarded concession locations. No assurances can be given that additional capital will be available on terms acceptable to us or at all. We are making a private placement of up to 150,000 shares of our Common Stock for a price of $7.00 per share pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Failure to secure adequate capital to bid, win, retain or service concession contracts will hinder our growth or force us to franchise valuable locations that we would otherwise prefer to operate directly. In addition, we presently utilize equipment leasing to finance some of our operations. Additional lease financing with rates acceptable to us may not be available, in which case we will be required to raise additional capital or cease our expansion program until such financing or capital is made available, if ever.

     DEPENDENCE ON AIRPORT CONCESSION BUSINESS. We are currently dependent on the airport concession business for substantially all of our revenues. We expect such dependence to continue for the foreseeable future. The concession business is highly competitive and subject to the uncertainties of the bidding and proposal process. Sophisticated bid packages and persuasive presentations are required in order to have an opportunity to win concession contracts at airports and other public venues. While there are thousands of airport concessions nationwide, the majority of those concessions are located in the largest 125 airports. Concession business operators, such as CHST, must maintain their reputations with the various airport authorities and other government, quasi government and public agencies in order to remain eligible to win contracts. The terms and conditions of concession contracts must be carefully analyzed to ensure that they can be profitable for us. Certain of our locations have incurred and may in the future incur net operating losses. Because our concession agreements contain minimum rent guarantees, we are constrained in our ability to terminate under-performing locations. In addition, the failure of any single concession could have a material adverse impact on our reputation with airport authorities generally, and hinder our ability to renew existing concessions or secure new ones. There is no assurance that we will continue to be awarded concession contracts by airports or by any other public venue, that the concession contracts will be profitable, or that we will not lose contracts that we have been awarded.

     CONCESSIONS SUBJECT TO SET ASIDES AND SPECIAL REQUIREMENTS. Rules issued by the Federal Aviation Administration ("FAA") require a portion of airport concession contracts to be awarded to certain classes of entities or persons designated as disadvantaged business enterprises ("DBEs"). The rules do not specify the method in which the DBEs must participate, whether through owning the concession, employment or providing services. Competitors in the industry have relied on combinations of using DBE employees or vendors to meet this requirement. Prior to CHST's initial public offering in July 1997, Mr. Sayed Ali, a native of Pakistan, owned all of the Company's Common Stock, thereby satisfying FAA rules. As a result of the change in ownership resulting from the initial public offering, CHST's status as a DBE is less clear. Certain existing concession contracts designate CHST as a DBE and may have to be reaffirmed. We believe that even if Mr. Ali's current equity ownership of CHST is no longer sufficient to qualify as a DBE, we would be able to maintain all of our contracts and continue to satisfy DBE rules by hiring or contracting with minority parties or other entities qualifying as DBEs, if required. However, we have not discussed with any airport authority the possible impact of our change in status, nor have we attempted to reaffirm any existing contract. Our status as a DBE assisted us in securing concessions with several airports. We believe we can continue to secure new concessions on the basis of the products and services we offer and our industry reputation. We have secured concessions to operate 25 additional locations after our initial public offering and the resultant dilution of ownership, although we are not aware of the extent to which CHST's DBE status, or lack thereof, was a factor in the airport authorities' decisions to award such contracts to us. To the extent that our historic rate of success in securing new airport concessions was attributable to our status as a DBE, that growth rate may decline if we are not recognized as a DBE or if DBE programs are eliminated or curtailed.

     POSSIBLE EARLY TERMINATION OF CONCESSIONS. Certain airport authorities or airlines that operate concession locations provide in their concession agreements for the right to reacquire the concession from the concessionaire upon reimbursement of equipment and build out costs and, sometimes, a percentage of anticipated profits during the balance of the concession term. Certain of the Company's significant concession contracts, including Los Angeles International, Des Moines, Iowa, Columbia, South Carolina, Cedar Rapids, Iowa, and others, provide for such early termination. To date, we have not had any of our concessions terminated, and we have not received notice that any airport authority is contemplating the early termination of any of our concessions. No assurances can be provided, however, that these airport authorities will not exercise their contractual right to early termination of the concession contracts in the future.

     POSSIBLE DELAY IN COMMENCEMENT OF CONCESSION OPERATIONS. The commencement of our concession operations at any airport location are subject to a number of factors which are outside our control, including construction delays and decisions by airport authorities to delay the opening of concessions. CHST has, in the past, experienced delays in commencing operations because of decisions by airport authorities. CHST's franchisee had completed capital improvements for a facility at the Denver International Airport, only to have the airport authority close the concourse when a major airline withdrew its operations from that airport. Consequently, we bear the risk that after a concession has been awarded, the completion of capital improvements or the commencement of operations at completed facilities may be delayed. Any such delay or requirement by an airport authority for us to construct facilities during peak travel periods would adversely impact our financial projections and cash flow planning, and may have a material adverse impact on our financial position.


     CHST'S RISKS UNDER PRIOR NOTE. CHST was obligated to pay the outstanding original principal amount of $3,000,000 of 12% Secured Convertible Notes issued on December 21, 1998 (collectively, the "Notes"). The Notes were payable interest only on a monthly basis, with all principal and accrued but unpaid interest due in full on December 21, 2003. The Note also contained requirements for maintenance of coverage and cash flow ratios, as well as other restrictions. During 1999 CHST was in technical default on certain of those covenants, triggering the accrual of default interest equal to an additional 3% per annum, raising the overall interest rate on the Note during that period to 15% per annum. Restrictions in the Note also contributed to preventing us from submitting bid proposals for three airport locations that we otherwise would have sought in 1999. The entire outstanding balance of the Note was converted into shares of the Company's Common Stock in accordance with its terms in late 1999 and early 2000, and all shares issued to the Noteholders were registered with the Securities and Exchange Commission on March 13, 2000, as required by the terms of the Notes. We tendered the default interest payments to the Noteholders, one of which accepted the payment with respect to $1,495,000 original principal amount of Note. The other Noteholder which previously held $1,505,000 original principal amount of Note has received the default interest payment of approximately $39,000, but is claiming that we agreed to issue approximately 106,000 warrants to the Noteholder in lieu of the cash payment for default interest. The Noteholder is claiming that the warrants would entitle it to purchase our common stock at prices prevailing in October or November of 1999. We vigorously deny the Noteholder's claims and do not believe that we agreed to issue any warrants to the Noteholder. Nevertheless, there is no assurance regarding the outcome of the dispute and, if litigation results, we could incur significant costs.


     RISKS OF DECLINE IN STOCK PRICE. The market trading price of our stock could decline or become volatile because of the eligibility of the Common Stock covered by this Prospectus to be sold in the open market. This Prospectus causes the supply of free trading shares to increase substantially. There is no assurance that the price of our stock on the NASDAQ market will not decline because of the availability of the Common Stock covered by this Prospectus for potential sale, and for other reasons. CHST may register more shares of its stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on our stock price.


     RISK OF DILUTION THROUGH ADDITIONAL ISSUANCES OF SHARES. We may issue more shares of our common or preferred stock in the future in order to raise capital and make acquisitions of other businesses. Outstanding warrants and stock options may be exercised, causing more dilution in the outstanding shares of our capital stock. We are currently offering up to 105,000 shares of our common stock at a price of $7.00 per share in a private placement to accredited investors only under Rule 506 of Regulation D promulgated under
Section 4(2) of the Securities Act of 1933, as amended. We have also filed a Form S-8 registration statement with the Securities and Exchange Commission registering the shares authorized and issuable upon the exercise of stock options granted under our Stock Option Plan for officers, directors, and key employees and consultants. On October 18, 1999, we granted a total of 65,000 new stock options to the officers and directors of CHST, all of which vested immediately and are exercisable for periods ranging from five to ten years, at exercise prices ranging from $.93 to $1.02 per share. We are generally permitted to issue additional shares of our capital stock with the approval of our Board of Directors and without the consent of CHST's shareholders.

     DEPENDENCE ON KEY PERSONNEL AND NEED TO ATTRACT QUALIFIED MANAGEMENT. Our success will depend largely upon CHST's management. While management has had previous experience in concession and restaurant operations, there can be no assurance that our operations will be successful. Sayed Ali, Chairman of the Board, President and Chief Executive Officer of CHST, has entered into a new five-year employment agreement with CHST, which commenced as of January 1, 2000. The new employment agreement provides for an annual salary for Mr. Ali of $140,000 in 2000, $155,000 in 2001, $171,000 in 2002, $189,000 in 2003
and $208,000 in 2004. Mr. Ali is also entitled to be granted 60,000 additional stock options, vesting 20,000 upon grant, 20,000 in January 2001 and 20,000 in January 2002. The exercise price will be 110% of the fair market value of the stock on the date of grant, and the exercise period will be three years from the date of vesting. In the event of a loss of the services of Mr. Ali, CHST could be materially adversely affected because there is no assurance that CHST could obtain successor management of equivalent talent and experience. CHST has obtained a $1,000,000 key man policy on Mr. Ali which CHST owns. Given our stage of development, we are dependent upon our ability to identify, hire, train, retain and motivate highly qualified personnel, especially management personnel which will be required to supervise our expansion into various geographic areas. There can be no assurance that we will be able to attract qualified personnel or that our current employees will continue to work for us. The failure to attract, assimilate and train key personnel could have a material adverse effect on our business, financial condition and results of operations.


     HIGHLY COMPETITIVE INDUSTRY DOMINATED BY LARGER COMPETITORS. We compete with certain national and several regional companies to obtain the rights from airport and other authorities to operate food, beverage, news, gift, merchandise and inflight catering concessions. The airport concession market is principally serviced by several companies which are significantly larger than CHST, including, but not limited to, Host Marriott Services, Inc., CA One Services, Concessions International, and Ogden Food Services. Each of these well established competitors possesses substantially greater financial, marketing, administrative and other resources than CHST. Many of our competitors have achieved significant brand name and product recognition. They engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. There can be no assurance that we will be able to compete successfully in our chosen markets.

     DEPENDENCE UPON CONTINUING APPROVALS FROM GOVERNMENT REGULATORY AUTHORITIES. The food and beverage service industry is subject to various federal, state and local government regulations, including those related to health, safety, wages and working conditions. While CHST has not experienced difficulties in obtaining necessary government approvals to date, the failure to obtain and retain food licenses or any other governmental approvals could have a material adverse effect on the Company's operating results. Moreover, our failure to meet government regulations could result in the temporary closure of one or more of our concession facilities, restaurants or the food preparation center, any of which would have a material adverse impact on our financial condition and result of operations. In addition, operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which we have no control. We are also subject to federal and state laws, rules and regulations that govern the offer and sale of franchises.

     NO ASSURANCE OF ENFORCEABILITY OF TRADEMARKS. We utilize trademarks in our business and have registered our Creative Croissants(R) trademark. While we intend to file federal trademark registrations for certain of our other trademarks, we have not yet done so. There can be no assurance that we will be granted registration for such trademarks or that our trademarks do not or will not violate the proprietary rights of others, that our trademarks would be upheld if challenged or that we will not be prevented from using our trademarks, any of which could have a material adverse effect on us. Should we believe that our trademarks are being infringed upon by competitors, there can be no assurance that we will have the financial resources necessary to enforce or defend our trademarks and service marks.

     SEASONALITY. Because our airport concession business is dependent on pedestrian traffic at domestic airports, we experience some seasonality consistent with enplanements and general air traffic patterns. Accordingly, our revenues and income are generally expected to be lowest in the first quarter of the year and become progressively stronger through the fourth quarter, which includes the holiday travel periods.

     CONTROL BY PRINCIPAL SHAREHOLDER. The principal shareholder of the Company, Mr. Sayed Ali, beneficially owns approximately 20% of the outstanding shares of capital stock of CHST. Accordingly, Mr. Ali has significant influence over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares offered by the Selling Securityholders.

                             SELLING SECURITYHOLDERS


     The shares of Common Stock being offered by the Selling Securityholders are issuable to them upon the exercise of stock options granted or to be granted to them under CHST's 1997 Stock Option Plan. As of the date of this Prospectus, a total of 209,000 stock options have been granted under the Plan, 50,000 of which have been exercised, and 71,000 stock options remain authorized and not yet granted. The following table set forth certain information with respect to the outstanding stock options under the Plan as of June 9, 2000. Beneficial ownership of the Common Stock by such Selling Securityholders after this offering will depend on the number of stock options exercised by them and the number of shares of Common Stock sold by each Selling Securityholder.




NAME OF STOCK         POSITION               NO. OF STOCK      EXERCISE    VESTING                   EXPIRATION
OPTION HOLDER         WITH COMPANY           OPTIONS OWNED       PRICE     SCHEDULE                     DATE
-------------         ------------           -------------     --------    --------                  ----------
Sayed Ali             Chairman of the           20,000 (4)     $3.30 (2)    Vested                 January  1, 2003
                      Board of Directors
                      and President

                                                20,000         $3.30 (2)    Vested                 January  1, 2004

                                                20,000         $3.30 (2)    Vested                 January  1, 2005

                                                15,000         $4.25 (2)    Vested                 October 27, 2003

                                                10,000 (5)     $1.02 (2)    Vested                 October 18, 2004


Booker T. Graves      Director                  10,000         $3.875(1)    Vested                 October 27, 2003

                                                15,000 (6)     $0.93 (1)    Vested                 October 18, 2004


John P. Donohue, Jr.  Director                  10,000         $3.875(1)    Vested                 October 27, 2003

                                                15,000         $0.93 (1)    Vested                 October 18, 2004


Charles B. Radloff    Director                  15,000 (7)     $0.93 (1)    Vested                 October 18, 2004


Tasneem Vakharia      Secretary                 35,000         $3.875(1)    Vested                 October 27, 2003

                                                10,000 (8)     $0.93 (1)    Vested                 October 18, 2004

Shawn Smith           Director of                1,500         $1.28 (1)    500: 7/1/1999                  (9)
                      Field Operations                                      500: 1/1/2000                  (9)
                                                                            500: 1/1/2001                  (9)

James Horsey          Area Manager               1,000         $7.875(1)    500: 8/15/2000                 (9)
                                                                            500: 2/15/2001                 (9)

Willam Albee          Controller                 1,500         $6.00 (1)    500: 7/1/2000                  (9)
                                                                            500: 12/31/2000                (9)
                                                                            500: 7/1/2001                  (9)

Paul Karas            Prior Director             10,000        $3.875(3)    Vested                 August 19, 2000



-------------------------------------
(1) Equals the fair market value of the Common Stock of CHST on the date of the grant of the stock option.

(2) Equals 110% of the fair market value of the common stock of CHST on the date of the grant of the stock option.

(3) Upon Mr. Karas's resignation from the Board of Directors on August 19, 1999, the Company agreed to extend the exercise period on those options until August 19, 2000.

(4)  Mr. Ali exercised 10,000 of these stock options in May 2000.

(5)  Mr. Ali exercised these stock options in March 2000.

(6)  Mr. Graves exercised 10,000 of these stock options in March 2000.

(7)  Mr. Radloff exercised these stock options in May 2000.

(8)  Ms. Vakharia exercised 5,000 of these stock options in March 2000.

(9) All of these stock options have an exercise period of ten years from the date of vesting.


                              PLAN OF DISTRIBUTION

     Sales of the shares of Common Stock by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the shares of Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

     The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of the shares of Common Stock earned by them as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities under the Securities Act. The Company will not receive any proceeds from the sale of the shares of Common Stock.

     The shares of Common Stock are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. We have agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Securityholders except that the Selling Securityholders are exclusively liable to pay all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of Common Stock.

            LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

     Under the California Corporations Code and CHST's Amended and Restated Articles of Incorporation, our directors will have no personal liability to CHST or its shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

     The effect of this provision in CHST's Amended and Restated Articles of Incorporation is to eliminate the rights of CHST and its shareholders (through shareholder's derivative suits on behalf of CHST) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of CHST or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, CHST's Restated Articles of Incorporation provide that if California law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The California Corporations Code grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. CHST's Bylaws provide for indemnification of such persons to the full extent allowable under applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CHST pursuant to the foregoing provisions, CHST has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon by Richardson & Associates, 1299 Ocean Avenue, Suite 900, Santa Monica, California 90401. Mark J. Richardson, Esq., a partner in the law firm, owns shares of the Company's Common Stock.

                                     EXPERTS


         The financial statements and the related supplemental schedules incorporated in this Prospectus by reference from CHST's Annual Report on Form 10-KSB-A for the year ended December 31, 1999 have been audited by Stonefield Josephson, independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or any other person has been authorized by CHST to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations may not be relied upon. The Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of CHST since the dates as of which information is furnished or since the date of this Prospectus.

                      - - - - - - - - - - - - - - - - - - -

                                TABLE OF CONTENTS

                                                                           Page
ADDITIONAL INFORMATION .......................................................2

INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE........................................................2

RISK FACTORS..................................................................3

USE OF PROCEEDS ..............................................................7

SELLING SECURITYHOLDERS ......................................................7

PLAN OF DISTRIBUTION .........................................................8

LIMITATION ON LIABILITY AND
INDEMNIFICATION OF DIRECTORS .................................................8

LEGAL MATTERS ................................................................9

EXPERTS ......................................................................9

STOCK OPTION PLAN ..........................................................A-1


                          CREATIVE HOST SERVICES, INC.


                                     [LOGO]










                           - - - - - - - - - - - - - -
                                   PROSPECTUS
                           - - - - - - - - - - - - - -


                                  June 14, 2000

                                    EXHIBIT A
                                       TO
                     REOFFER PROSPECTUS, DATED JUNE 14, 2000
                          CREATIVE HOST SERVICES, INC.
                             1997 STOCK OPTION PLAN

                          CREATIVE HOST SERVICES, INC.
                             1997 STOCK OPTION PLAN



     1. PURPOSE. This Stock Option Plan (the "Plan") is intended to serve as an incentive to, and to encourage stock ownership by, certain eligible participants rendering services to Creative Host Services, Inc., a California corporation (the "Company"), and certain affiliates as set forth below, so that they may acquire or increase their proprietary interest in the Company and to encourage them to remain in the service of the Company.

     2.   ADMINISTRATION.

          2.1 COMMITTEE. The Plan shall be administered by the Board of Directors of the Company, or a committee of two or more directors appointed by the Board of Directors (the "Committee"). The Committee shall select one of its members as Chairman and shall appoint a Secretary, who need not be a member of the Committee. The Committee shall hold meetings at such times and places as it may determine and minutes of such meetings shall be recorded. Acts by a majority of the Committee in a meeting at which a quorum is present and acts approved in writing by a majority of the members of the Committee shall be valid acts of the Committee.

          2.2 TERM. If the Board of Directors selects a Committee, the members of the Committee shall serve on the Committee for the period of time determined by the Board of Directors and shall be subject to removal by the Board of Directors at any time. The Board of Directors may terminate the function of the Committee at any time and resume all powers and authority previously delegated to the Committee.

          2.3 AUTHORITY. The Committee shall have sole discretion and authority to grant options under the Plan to eligible participants rendering services to the Company or any "parent" or "subsidiary" of the Company ("Parent or Subsidiary"), as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), at such times, under such terms and in such amounts as it may decide. For purposes of this Plan and any Stock Option Agreement (as defined below), the term "Company" shall include any Parent or Subsidiary, if applicable. Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it, to determine the details and provisions of any Stock Option Agreement, to accelerate any options and to make all other determinations necessary or advisable for the administration of the Plan.

          2.4 TYPE OF OPTION. The Committee shall have full authority and discretion to determine, and shall specify, whether the eligible individual will be granted options intended to qualify as incentive options under Section 422 of the Code ("Incentive Options") or options which are not intended to qualify under Section 422 of the Code ("Non-Qualified Options"); provided, however, that Incentive Options shall only be granted to employees of the Company, or a Parent or Subsidiary thereof, and shall be subject to the special limitations set forth herein attributable to Incentive Options.

          2.5 INTERPRETATION. The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under the Plan shall be final and binding on all parties having an interest in this Plan or any option granted hereunder. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

     3.   ELIGIBILITY.

          3.1 GENERAL. All directors, officers, employees of and certain persons rendering services to the Company relative to the Company's management, operation or development shall be eligible to receive options under the Plan. The selection of recipients of options shall be within the sole and absolute discretion of the Committee. No person shall be granted an option under this Plan unless such person has executed the grant representation letter set forth on Exhibit "A," as such Exhibit may be amended by the Committee from time to time and no person shall be granted an Incentive Option under this Plan unless such person is an employee of the Company on the date of grant.

          3.2  TERMINATION OF ELIGIBILITY.

               3.2.1 If an optionee ceases to be employed by the Company is no longer an officer or member of the Board of Directors of the Company or no longer performs services for the Company for any reason (other than for "cause," as hereinafter defined, or such optionee's death), any option granted hereunder to such optionee shall expire on the 90th day after the occurrence giving rise to such termination of eligibility (or 1 year in the event an optionee is "disabled," as defined in Section 22(e)(3) of the Code) or upon the date it expires by its terms, whichever is earlier. Any option that has not vested in the optionee as of the date of such termination shall immediately expire and shall be null and void. The Committee shall, in its sole and absolute discretion, decide whether an authorized leave of absence or absence for military or governmental service, or absence for any other reason, shall constitute termination of eligibility for purposes of this Section.

               3.2.2 If an optionee ceases to be employed by the Company, is no longer an officer or member of the Board of Directors of the Company, or no longer performs services for the Company and such termination is as a result of "cause," as hereinafter defined, then all options granted hereunder to such optionee shall expire on the date of the occurrence giving rise to such termination of eligibility or upon the date it expires by its terms, whichever is earlier, and such optionee shall have no rights with respect to any unexercised options. For purposes of this Plan, "cause" shall mean an optionee's personal dishonesty, misconduct, breach of fiduciary duty, incompetence, intentional failure to perform stated obligations, willful violation of any law, rule, regulation or final cease and desist order, or any material breach of any provision of this Plan, any Stock Option Agreement or any employment agreement.

               3.3 DEATH OF OPTIONEE AND TRANSFER OF OPTION. In the event an optionee shall die, an option may be exercised (subject to the condition that no option shall be exercisable after its expiration and only to the extent that the optionee's right to exercise such option had accrued at the time of the optionee's death) at any time within six months after the optionee's death by the executors or administrators of the optionee or by any person or persons who shall have acquired the option directly from the optionee by bequest or inheritance. Any option that has not vested in the optionee as of the date of death or termination of employment, whichever is earlier, shall immediately expire and shall be null and void. No option shall be transferable by the optionee other than by will or the laws of intestate succession.

               3.4 LIMITATION ON OPTIONS. No person shall be granted any Incentive Option to the extent that the aggregate fair market value of the Stock (as defined below) to which such options are exercisable for the first time by the optionee during any calendar year (under all plans of the Company as determined under Section 422(d) of the Code) exceeds $100,000.

          4. IDENTIFICATION OF STOCK. The Stock, as defined herein, subject to the options shall be shares of the Company's authorized but unissued or acquired or reacquired common stock (the "Stock"). The aggregate number of shares subject to outstanding options shall not exceed 280,000 shares of Stock (subject to adjustment as provided in Section 6). If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this Plan.

          5. TERMS AND CONDITIONS OF OPTIONS. Any option granted pursuant to the Plan shall be evidenced by an agreement ("Stock Option Agreement") in such form as the Committee shall from time to time determine, which agreement shall comply with and be subject to the following terms and conditions:

               5.1 NUMBER OF SHARES. Each option shall state the number of shares of Stock to which it pertains.

               5.2 OPTION EXERCISE PRICE. Each option shall state the option exercise price, which shall be determined by the Committee; provided, however, that (i) the exercise price of any Incentive Option shall not be less than the fair market value of the Stock, as determined by the Committee, on the date of grant of such option, (ii) the exercise price of any Incentive Option granted to an employee who owns more than 10% of the total combined voting power of all classes of the Company's stock, as determined for purposes of Section 422 of the Code, shall not be less than 110% of the fair market value of the Stock, as determined by the Committee, on the date of grant of such option, and (iii) the exercise price of any Non-Qualified Option shall not be less than 100% of the fair market value of the Stock, as determined by the Committee, on the date of grant of such option.

               5.3 TERM OF OPTION. The term of an option granted hereunder shall be determined by the Committee at the time of grant, but shall not exceed ten years from the date of the grant. The term of any Incentive Option granted to an employee who owns more than 10% of the total combined voting power of all classes of the Company's stock, as determined for purposes of Section 422 of the Code, shall in no event exceed five years from the date of grant. All options shall be subject to early termination as set forth in this Plan. In no event shall any option be exercisable after the expiration of its term.

               5.4 METHOD OF EXERCISE. An option shall be exercised by written notice to the Company by the optionee (or successor in the event of death) and execution by the optionee of an exercise representation letter in the form set forth on Exhibit "B," as such Exhibit may be amended by the Committee from time to time. Such written notice shall state the number of shares with respect to which the option is being exercised and designate a time, during normal business hours of the Company, for the delivery thereof ("Exercise Date"), which time shall be at least 30 days after the giving of such notice unless an earlier date shall have been mutually agreed upon. At the time specified in the written notice, the Company shall deliver to the optionee at the principal office of the Company, or such other appropriate place as may be determined by the Committee, a certificate or certificates for such shares. Notwithstanding the foregoing, the Company may postpone delivery of any certificate or certificates after notice of exercise for such reasonable period as may be required to comply with any applicable listing requirements of any securities exchange. In the event an option shall be exercisable by any person other than the optionee, the required notice under this Section shall be accompanied by appropriate proof of the right of such person to exercise the option.

               5.5 MEDIUM AND TIME OF PAYMENT. The option exercise price shall be payable in full on or before the option Exercise Date in any one of the following alternative forms:

                    5.5.1 Full payment in cash or certified bank or cashier's check;

                    5.5.2 A Promissory Note (as defined below);

                    5.5.3 Full payment in shares of Stock having a fair market value on the Exercise Date in the amount equal to the option exercise price;

                    5.5.4 A combination of the consideration set forth in Sections 5.5.1, 5.5.2 and 5.5.3 equal to the option exercise price; or

                    5.5.5 Any other method of payment complying with the provisions of Section 422 of the Code with respect to Incentive Options, provided the terms of payment are established by the Committee at the time of grant and any other method of payment established by the Committee with respect to Non-Qualified Options.

               5.6 FAIR MARKET VALUE. The fair market value of a share of Stock on any relevant date shall be determined in accordance with the following provisions:

                    5.6.1 If the Stock at the time is neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then the fair market value shall be determined by the Committee after taking into account such factors as the Committee shall deem appropriate.

                    5.6.2 If the Stock is not at the time listed or admitted to trading on any stock exchange but is traded in the over-the-counter market, the fair market value shall be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) of one share of Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Stock on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist shall be determinative of fair market value.

                    5.6.3 If the Stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price of one share of Stock on the date in question on the stock exchange determined by the Committee to be the primary market for the Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

               5.7 PROMISSORY NOTE. Subject to the requirements of applicable state or Federal law or margin requirements, and if provided in the Stock Option Agreement, payment of all or part of the purchase price of the Stock may be made by delivery of a full recourse promissory note ("Promissory Note"). The Promissory Note shall be executed by the optionee, made payable to the Company and bear interest at such rate as the Committee shall determine, but in no case less than the minimum rate which will not cause under the Code (i) interest to be imputed, (ii) original issue discount to exist, or (iii) any other similar results to occur. Unless otherwise determined by the Committee, interest on the Note shall be payable in quarterly installments on March 31, June 30, September 30 and December 31 of each year. A Promissory Note shall contain such other terms and conditions as may be determined by the Committee; provided, however, that the full principal amount of the Promissory Note and all unpaid interest accrued thereon shall be due not later than five years from the date of exercise. The Company may obtain from the optionee a security interest in all shares of Stock issued to the optionee under the Plan for the purpose of securing payment under the Promissory Note and shall retain possession of the stock certificates representing such shares in order to perfect its security interest.

               5.8 RIGHTS AS A SHAREHOLDER. An optionee or successor shall have no rights as a shareholder with respect to any Stock underlying any option until the date of the issuance to such optionee of a certificate for such Stock. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Stock certificate is issued, except as provided in Section 6.

               5.9 MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding options granted under the Plan, or accept the surrender of outstanding options (to the extent not exercised) and authorize the granting of new options in substitution therefor.

               5.10 OTHER PROVISIONS. The Stock Option Agreements shall contain such other provisions, including without limitation, restrictions upon the exercise of options, as the Committee shall deem advisable. Thus, for example, the Committee may require that all or any portion of an option not be exercisable until a specified period of time has passed or some other event has occurred.

          6.   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

               6.1 SUBDIVISION OR CONSOLIDATION. Subject to any required action by shareholders of the Company, the number of shares of Stock covered by each outstanding option, and the exercise price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company. Any fraction of a share subject to option that would otherwise result from an adjustment pursuant to this Section shall be rounded downward to the next full number of shares without other compensation or consideration to the holder of such option.

               6.2 CAPITAL TRANSACTIONS. Upon a sale or exchange of all or substantially all of the assets of the Company, a merger or consolidation in which the Company is not the surviving corporation, a merger, reorganization or consolidation in which the Company is the surviving Company and shareholders of the Company exchange their stock for securities or property, a liquidation of the Company, or similar transaction ("Capital Transaction"), this Plan and each option issued under this Plan, whether vested or unvested, shall terminate, unless such options are assumed by a successor corporation in a merger or consolidation 15 days prior to such Capital Transaction; provided, however, that unless the outstanding options are assumed by a successor corporation in a merger or consolidation, subject to terms approved by the Committee, all optionees will have the right, until 15 days prior to such Capital Transaction, to exercise all vested options. The Committee may (but shall not be obligated to) (i) accelerate the vesting of any option or (ii) apply the foregoing provisions, including but not limited to termination of this

Plan and options granted pursuant to the Plan, in the event there is a sale of 51% or more of the stock of the Company in any two year period or a transaction similar to a Capital Transaction.

               6.3 ADJUSTMENTS. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

               6.4 ABILITY TO ADJUST. The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

               6.5 NOTICE OF ADJUSTMENT. Whenever the Company shall take any action resulting in any adjustment provided for in this Section, the Company shall forthwith deliver notice of such action to each optionee, which notice shall set forth the number of shares subject to the option and the exercise price thereof resulting from such adjustment.

               6.6 LIMITATION ON ADJUSTMENTS. Any adjustment, assumption or substitution of an Incentive Option shall comply with Section 425 of the Code, 1f applicable.

          7. NONASSIGNABILITY. Options granted under this Plan may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of intestate succession, and may be exercised during the lifetime of an optionee only by such optionee. Any transfer by the optionee of any option granted under this Plan in violation of this Section shall void such option and any Stock Option Agreement entered into by the optionee and the Company regarding such transferred option shall be void and have no further force or effect. No option shall be pledged or hypothecated in any way, nor shall any option be subject to execution, attachment or similar process.

          8. NO RIGHT OF EMPLOYMENT. Neither the grant nor exercise of any option nor anything in this Plan shall impose upon the Company or any other corporation any obligation to employ or continue to employ any optionee. The right of the Company and any other corporation to terminate any employee shall not be diminished or affected because an option has been granted to such employee.

          9. TERM OF PLAN. This Plan is effective on the date the Plan is adopted by the Board of Directors and options may be granted pursuant to the Plan from time to time within a period of ten (10) years from such date, or the date of any required shareholder approval required under the Plan, if earlier. Termination of the Plan shall not affect any option theretofore granted.

          10. AMENDMENT OF THE PLAN. The Board of Directors of the Company may, subject to any required shareholder approval, suspend, discontinue or terminate the Plan, or revise or amend it in any respect whatsoever with respect to any shares of Stock at that time not subject to options.

          11. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Stock pursuant to options may be used for general corporate purposes.

          12. RESERVATION OF SHARES. The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Stock as shall be sufficient to satisfy the requirements of the Plan.

          13. NO OBLIGATION TO EXERCISE OPTION. The granting of an option shall not impose any obligation upon the optionee to exercise such option.

          14. APPROVAL OF BOARD OF DIRECTORS AND SHAREHOLDERS. The Plan shall not take effect until approved by the Board of Directors of the Company. This Plan shall be approved by a vote of the shareholders within 12 months from the date of approval by the Board of Directors. In the event such shareholder vote is not obtained, all options granted hereunder, whether vested or unvested, shall be null and void.

          15. WITHHOLDING TAXES. Notwithstanding anything else to the contrary in this Plan or any Stock Option Agreement, the exercise of any option shall be conditioned upon payment by such optionee in cash, or other provisions satisfactory to the Committee, of all local, state, federal or other withholding taxes applicable, in the Committee's judgment, to the exercise or to later disposition of shares acquired upon exercise of an option (including any repurchase of an option or the Stock).

          16. PARACHUTE PAYMENTS. Any outstanding option under the Plan may not be accelerated to the extent any such acceleration of such option would, when added to the present value of other payments in the nature of compensation which becomes due and payable to the optionee would result in the payment to such optionee of an excess parachute payment under Section 280G of the Code. The existence of any such excess parachute payment shall be determined in the sole and absolute discretion of the Committee.

          17. SECURITIES LAWS COMPLIANCE. Notwithstanding anything contained herein, the Company shall not be obligated to grant any option under this Plan or to sell, issue or effect any transfer of any Stock unless such grant, sale, issuance or transfer is at such time effectively (i) registered or exempt from registration under the Act and (ii) qualified or exempt from qualification under the California Corporate Securities Law of 1968 and any other applicable state securities laws. As a condition to exercise of any option, each optionee shall make such representations as may be deemed appropriate by counsel to the Company for the Company to use any available exemption from registration under the Act or any applicable state securities law.

          18. RESTRICTIVE LEGENDS. The certificates representing the Stock issued upon exercise of options granted pursuant to this Plan will bear the following legends giving notice of restrictions on transfer under the Act and this Plan, as follows:

               (a) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED OR TRANSFERRED IN A TRANSACTION WHICH WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IN RELIANCE UPON AN EXEMPTION AFFORDED BY SUCH ACT. NO SALE OR TRANSFER OF THESE SHARES SHALL BE MADE, NO ATTEMPTED SALE OR TRANSFER SHALL BE VALID, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE ANY EFFECT TO ANY SUCH TRANSACTION UNLESS (A) SUCH TRANSACTION SHALL HAVE BEEN DULY REGISTERED UNDER THE ACT OR
                    (B) THE ISSUER SHALL HAVE FIRST RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

               (b) Any other legends required by applicable state securities laws as determined by the Committee.

          19. NOTICES. Any notice to be given under the terms of the Plan shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to an optionee shall be addressed to such optionee at the address maintained by the Company for such person or at such other address as the optionee may specify in writing to the Company.

          As adopted by the Board of Directors as of January 1, 1997.


                                     CREATIVE HOST SERVICES, INC., a
                                     California corporation



                                     By:
                                        --------------------------------------
                                         Sayed Ali, President

                                    EXHIBIT A


                                 ____________, 1997




Creative Host Services, Inc.
1455 Frazee Road, Suite 512
San Diego, CA 92108

         Re:  1997 Stock Option Plan
              ----------------------

To Whom It May Concern:

     This letter is delivered to Creative Host Services, a California corporation (the "Company"), in connection with the grant to (the "Optionee") of an option (the "Option") to purchase shares of common stock of the Company (the "Stock") pursuant to the Creative Host Services, Inc. 1997 Stock Option Plan dated __________, 1997 (the "Plan"). The Optionee understands that the Company's receipt of this letter executed by the Optionee is a condition to the Company's willingness to grant the Option to the Optionee.

     The Optionee acknowledges that the grant of the Option by the Company is in lieu of any and all other promises of the Company to the Optionee, whether written or oral, express or implied, regarding the grant of options or other rights to acquire Stock. Accordingly, in anticipation of the grant of the Option, the Optionee hereby relinquishes all rights to such other rights, if any, to acquire stock of the Company.

     In addition, the Optionee makes the following representations and warranties with the understanding that the Company will rely upon them in the Company's determination of whether the grant of the Option meets the requirements of the "private offering" exemption provided in Section 25102(f) of the California Corporations Code and certain exemptions provided under the Securities Act of 1933, as amended.

     1. The Optionee acknowledges receipt of a copy of the Plan and Agreement. The Optionee has carefully reviewed the Plan and Agreement.


                               EXHIBIT A - PAGE 1

     2. The Option and the Stock will be acquired by the Optionee for investment only, for the Optionee's own account, and not with a view to or for sale in connection with any distribution of the Option or the Stock. The Optionee will not take, or cause to be taken, any action which would cause the Optionee, or any entity or person affiliated with the Optionee, to be deemed an underwriter with respect to the Option or the Stock.

     3.   The Optionee either:

          a. has a preexisting personal or business relationship with the Company or any of its officers, directors or controlling persons of a nature and duration as would allow the Optionee to be aware of the character, business acumen, general business and financial circumstances of the Company or of the person with whom such relationship exists; or

          b. by reason of the Optionee's business or financial experience, or the business or financial experience of the Optionee's professional advisor who is unaffiliated with and is not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, the Optionee has the capacity to protect the Optionee's interests in connection with the grant of the Option and the purchase of the Stock.

     4. The Optionee acknowledges that an investment in the Company represents a speculative investment and a high degree of risk. The Optionee acknowledges that the Optionee has had the opportunity to obtain and review all information from the Company necessary to make a reasonably informed investment decision and that the Optionee has had all questions asked of the Company answered to the reasonable satisfaction of the Optionee. The Optionee is able to bear the economic risk of an investment in the Option and the Stock.

     5. The grant of the Option has not been accompanied by the publication of any advertisement.

     6. The Optionee understands and acknowledges that the Stock has not been, and will not be, registered under the Securities Act of 1933, as amended, or qualified under the California Corporate Securities Law of 1968. The Optionee understands and acknowledges that the Stock may not be sold without compliance with the registration requirements of federal and applicable state securities laws unless an exemption from such laws is available. The Optionee understands that the certificate representing the Stock shall bear the legends set forth in the Plan.

     7. The Optionee understands and acknowledges that the Option and the Stock are subject to the terms and conditions of the Plan.


                               EXHIBIT A - PAGE 2

     8. The Optionee understands and agrees that, at the time of exercise of any part of the Option for Stock, the Optionee may be required to provide the Company with additional representations, warranties and/or covenants similar to those contained in this letter.

     9.   The Optionee is a resident of the State of __________.

     10. The Optionee will notify the Company immediately of any change in the above information which occurs before the Option is exercised in full by the Optionee.

          The foregoing representations and warranties are given on ______________, 1997 at_________________________.


                                              OPTIONEE:


                                              -------------------------------



                               EXHIBIT A - PAGE 3

                                    EXHIBIT B


                                ____________, 1997




Creative Host Services, Inc.
1455 Frazee Road, Suite 512
San Diego, CA 92108

         Re:  1997 Stock Option Plan
              ----------------------

To Whom It May Concern:

     I (the "Optionee") hereby exercise my right to purchase ______ shares of common stock (the "Stock") of Creative Host Services, Inc., a California corporation (the "Company"), pursuant to the Creative Host Services, Inc. 1997 Stock Option Plan dated _____________, 1997 (the "Plan") and the Stock Option Agreement (the "Agreement") dated ____________, 1997. As provided in such Plan, I deliver herewith payment as set forth in the Plan in the amount of the aggregate option exercise price. Please deliver to me at my address as set forth above stock certificates representing the subject shares registered in my name (and (SPOUSE), as (STYLE OF VESTING)).

     The Optionee hereby represents as follows:

     1. The Optionee acknowledges receipt of a copy of the Plan and Agreement. The Optionee has carefully reviewed the Plan and Agreement.

     2.   The Optionee either:

          a. has a preexisting personal or business relationship with the Company or any of its officers, directors or controlling persons of a nature and duration as would allow the undersigned to be aware of the character, business acumen, general business and financial circumstances of the Company or of the person with whom such relationship exists; or

          b. by reason of the Optionee's business or financial experience or the business or financial experience of the Optionee's professional advisor(s) who is (are) unaffiliated with and is (are) not compensated by the Company or any affiliate or selling agent of the Company, directly


                               EXHIBIT B - PAGE 1
or indirectly, has the capacity to protect the Optionee's interests in connection with the purchase of nonqualified stock options of the Company and Stock issuable upon the exercise thereof.

     3. The Optionee is able to bear the economic risk of his investment in the stock options of the Company and the Stock issuable upon exercise thereof.

     4. The Optionee acknowledges that an investment in the Company represents a speculative investment and a high degree of risk. The Optionee acknowledges that the Optionee has had the opportunity to obtain and review all information from the Company necessary to make a reasonably informed investment decision and that the Optionee has had all questions asked of the Company answered to the reasonable satisfaction of the Optionee.

     5. The grant of Options for Stock and the exercise of the Options has not been accompanied by the publication of any advertisement.

     6. The Optionee understands and acknowledges that the Stock has not, and will not, be registered under the Securities Act of 1933, as amended, or qualified under the California Securities Law of 1968. The Optionee understands and acknowledges that the Stock may not be sold without compliance with the registration and qualification requirements of federal and applicable state securities laws unless exemptions from such laws are available. The Optionee understands that the certificate representing the Stock shall bear the legends set forth in the Plan.

     7.   The Optionee is a resident of the State of __________.

     8. The Optionee hereby is purchasing for the Optionee's own account and not with a view to or for sale in connection with any distribution of the stock options of the Company or any Stock issuable upon exercise thereof.

     The foregoing representations and warranties are given on ______________, 1997 at _________________________.


                                            OPTIONEE:



                                            ----------------------------------



                               EXHIBIT B - PAGE 2